Exhibit 10.31

COMSTOCK HOLDING COMPANIES, INC.
1900 Reston Metro Center Plaza, 10th Floor
Reston, Virginia 20190

November 3, 2021

Ivy Zelman
330 Madison Avenue, 34th Floor
New York, New York 10017

Dear Ivy:

This letter agreement sets forth the terms of the agreement ("Agreement") between Comstock Holding Companies, Inc. (the "Company") and you with respect to your role as a special independent director providing consulting services to the Company.

1. Services. During the Term (as defined in paragraph 2 below), you will serve as an independent member of the Board of Directors of the Company (the "Board of Directors") with no committee assignments, and in lieu of committee assignments, you will provide consulting services to the Board of Directors and the Company, including but not limited to, provision of advice to management and the Board of Directors with respect to (i) the introduction to potential capital providers in support of the Company's acquisition strategy, (ii) the evaluation of the Company's overall corporate strategy and long-term business planning, (iv) the review of the Company's balance sheet, including analyzing liquidity needs and leverage ratios, and (v) such other services as the parties may mutually agree on from time to time (the "Consulting Services"). Your Consulting Services will not include the structuring of any capital raises or any efforts related to the capital raises or other capital markets initiatives of the Company. You also will not be dealing with or held out to the general public related to your roles and responsibilities as a board member or consultant. You will be advising and consulting with the management team of the Company and to the Company only.

2. Term. The term of this Agreement shall continue from the effective date hereof until the expiration of your current Board of Directors term, currently estimated to be June 2024, or such earlier date based on your removal, resignation, or incapacity, prior to expiration of your current term, or for convenience by either party twelve months after the effective date hereof (the "Term").

3. Compensation.

(a) In consideration for the performance of the Consulting Services, (i) you shall be granted on the date hereof 10,000 Restricted Stock Units ("RSU") of the Company pursuant to the Company's 2019 Incentive Plan, which RSUs shall vest and convert to shares of the Company's Class A common stock in accordance with the vesting schedule included in the RSU Award Certificate issued concurrently with this Agreement and shall otherwise be subject to the terms and conditions of the 2019 Incentive Plan and RSU Award Certificate, and (ii) you shall be paid Fifty Thousand and No/100ths Dollars ($50,000) per year for the Term (the "Annual Fees"), payable annually in arrears, pro-rated on the basis of a 365 day year, with the first payment being made on or before December 31, 2021. No later than the Company's December Board of Directors Meeting of any calendar year during the Term, you may elect whether to receive your Annual Fees for the next calendar year in cash or in the form of RSUs. In the event you elect to receive your Annual Fees in RSUs, then, on the date of issue of your RSU by the Company (the "Grant Date"), you will receive a number of RSUs equal to your Annual Fees divided by the trailing twenty-day average closing price of the Company's Class A

common stock as of the Grant Date, which RSUs shall cliff vest and convert to shares of the Company's Class A common stock on the twelve month anniversary of the Grant Date and shall otherwise be subject to the terms and conditions of the 2019 Incentive Plan and the RSU Award Certificate. You have elected to receive your Annual Fees in cash for your Consulting Services in 2021 and 2022.

(b) You acknowledge that, except as provided in paragraph 3(a) and in paragraph 4, you are not entitled to any other payments, fees, compensation, or benefits of any kind in respect of your performance of the Consulting Services. For the avoidance of doubt, you will participate in the compensation program for the Board of Directors generally, which compensation is in addition to the compensation provided in paragraph 3(a).

4. Reimbursement for Expenses. You shall be reimbursed by the Company for any reasonable out-of-pocket expenses actually incurred by you in connection with your performance of the Consulting Services, subject to a reasonable duty to mitigate the amount of such expenses, provided that supporting statements or vouchers satisfactorily evidencing such expenses are submitted to the Company with any request by you for reimbursement, and provided, further, that all expenses shall require advance approval by the Company.

5. Status. The relationship between you and the Company shall be that of an independent director of the Company and not that of an employee of the Company or any of its affiliates, subsidiaries or divisions. Nothing contained in this Agreement shall be construed so as to constitute a partnership or joint venture between you, on the one hand, and the Company or any of its affiliates, subsidiaries or divisions, on the other hand. The parties agree that the Company will not withhold or pay unemployment insurance or any local, state or federal taxes on your behalf. You acknowledge that the payment of any such taxes and insurance shall be your sole responsibility, and you agree to indemnify and hold harmless the Company from and against any and all losses, penalties, damages or other liabilities in connection therewith.

6. Confidential Information.

(a) You acknowledge that during the course of your performance of the Consulting Services, you will acquire knowledge with respect to matters that the Company and its affiliates maintain and preserve on a confidential basis concerning the Company's business, including, by way of illustration, such information concerning the Company's trade secrets, business plans and financial methods or practices, plans, pricing, customer, vendor and sales information and other confidential or proprietary information and any other information, documents or materials owned, developed or possessed by the Company, the confidentiality of which the Company takes reasonable steps to protect (any and all of which being hereinafter referred to as "Confidential Information"). The term Confidential Information shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

(b) You agree not to, during the Term or at any time thereafter, divulge to any person, directly or indirectly, except to the Company or its directors, officers, employees and agents as reasonably required in connection with the Consulting Services, or use the Confidential Information in any manner or for any purpose in contravention of the Company's policies or procedures as communicated to you. You further agree not to, at any time after the Term has ended, divulge to any person or utilize for commercial or any other purpose not authorized in writing by the Company, directly or indirectly, any Confidential Information. You further agree upon termination of this Agreement for any reason, to destroy or deliver to and leave with the Company all records, papers and computer data and any copies thereof relating to the Confidential Information

(or if such papers, records, computer data or copies are not on the premises of the Company, you agree to destroy or return such papers, records and computer data as soon as practicable after the termination hereof). You acknowledge that all such papers, records, computer data or copies thereof are and remain the property of the Company.

(c) You acknowledge that (i) the Confidential Information is commercially and competitively valuable to the Company; (ii) the unauthorized use or disclosure of the Confidential Information would cause irreparable harm to the Company; (iii) the Company has taken and is taking all reasonable measures to protect its legitimate interest in its Confidential Information, including, without limitation, affirmative action to safeguard the confidentiality of such Confidential Information; (iv) the restrictions on the activities in which you may engage set forth in this Agreement, and the periods of time for which such restrictions apply, are reasonably necessary in order to protect the Company's legitimate interests in its Confidential Information; and (v) nothing herein shall prohibit the Company from pursuing any remedies, whether in law or equity, available to the Company for breach or threatened breach of this Agreement, including the recovery of damages from you.

7. Indemnification. You shall receive indemnification and full expense advancement, and shall be exculpated and held harmless from any liability to the Company, to the fullest extent that the Company shall be permitted to provide such indemnification, expense advancement and exculpation to its directors under the Delaware General Corporation Law, for any action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Company), or any other loss, cost, expense, claim or other liability, arising by reason of or relating to your Consulting Services hereunder.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery or by electronic mail, but if and only if followed by a nationally recognized overnight delivery service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to you:

Ivy Zelman
27101 East Oviatt Road, #14
Bay Village, OH 44140

If to the Company:

Comstock Holding Companies Inc.
1886 Metro Center Drive, 4th Floor
Reston, Virginia 20190
Attn: Chairman of the Board

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

9. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, your obligations may not be delegated and you may not assign, transfer, pledge, encumber, hypothecate or

otherwise dispose of this Agreement, or any of your rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

10. Complete Understanding; Amendment. This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, whether oral or written, by or among the parties hereto. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.

11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

12. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

COMSTOCK HOLDING COMPANIES, INC.

By:_________________________
Name: Christopher D. Clemente
Title: Chief Executive Officer

APPR BY LEGAL FRT

____
Ivy Zelman